Exhibit 12

SECOND OMNIBUS AMENDMENT

This SECOND OMNIBUS AMENDMENT (this “Amendment”), dated as of September 19, 2016, hereby amends: (i) the Second Amended and Restated Note and Warrant Purchase Agreement, dated as of December 23, 2015 (the “Agreement”), by and among MYND ANALYTICS, INC., f/k/a CNS Response, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A thereto (each, an “Investor,” and together, the “Investors”), (ii) the Secured Convertible Promissory Notes purchased and sold pursuant to the Agreement (individually, a “Note” and collectively, the “Notes”) and (iii) the Warrants issued pursuant to the Agreement (individually, a “Warrant” and collectively, the “Warrants”), in each case as set forth below. Certain capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

WHEREAS, Section 4.3 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein;

WHEREAS, Section 8(d) of the Notes provides for the amendment of any term of the Notes in accordance with the terms set forth therein;

WHEREAS, Section 11 of the Warrants provides for the amendment of any term of the Warrants in accordance with the terms set forth therein;

WHEREAS, the Company and the Majority Holders desire to amend the Agreement, the Notes and the Warrants to provide that (i) the Company shall be permitted at any time to mandatorily convert the entire outstanding principal balance and accrued interest on all of the Notes (the “Conversion Amount”) into a number of shares of Common Stock equal to the quotient of the Conversion Amount divided by a conversion price of $0.025 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Company’s common stock (the “Mandatory Conversion”) and (ii) upon the election of the Company to effect a Mandatory Conversion, each outstanding Warrant shall automatically be cancelled and be of no further legal force or effect and shall no longer be exercisable for any shares of Common Stock;

WHEREAS, the Investors executing this Amendment constitute the Majority Holders by virtue of holding Notes whose aggregate principal amount represents a majority of the total outstanding principal amount of all then outstanding Notes under the Agreement, which includes RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s. f/k/a RSJ Private Equity uzavreny investicni fond a.s.;

WHEREAS, in accordance with Section 4.2 of the Agreement, Section 8(d) of the Notes and Section 11 of the Warrants, the Company and the Investors executing this Amendment now desire to amend the Agreement, the Notes and the Warrants in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors executing this Amendment agree as follows:

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1.           Amendment to Section 3 of the Notes and Form of Note. Section 3 of the Notes and Section 3 of the form of Note which is attached as Exhibit A to the Agreement is hereby amended and restated in its entirety as follows

“3.           Voluntary Conversion; Mandatory Conversion.

(a)           Voluntary Conversion. Within the period of fifteen (15) days prior to the Maturity Date the Holder shall have an option to convert this Note into shares of Common Stock at a price equal to $0.05 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock).

(b)           Mandatory Conversion. At any time after September 1, 2016, the Company shall have the right to convert this Note along with all of the other Notes into shares of Common Stock at a conversion price of $0.025 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock). To exercise this right of Conversion, the Company shall provide the Holders with a notice of conversion which shall state the date upon which the conversion of the Notes shall be effective (the “Mandatory Conversion Date”). On the Mandatory Conversion Date, the Conversion Amount shall automatically convert in whole without any further action by the Holders into a number of shares of Equity Securities equal to the quotient of the Conversion Amount divided by a conversion price of $0.025 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock). Any resulting fraction of a share shall be rounded to the nearest whole share (with 0.5 being rounded up). On the Mandatory Conversion Date, the Warrant issued to the Holder pursuant to the Second Amended and Restated Note and Warrant Purchase Agreement (the “Warrant”) shall automatically be cancelled, without any requirement for any further action by the Company or the Holder, and be of no further legal force or effect and shall no longer be exercisable for any shares of Common Stock.

2.           New Warrant Section 17. The Warrants and the form of Warrant which is attached as Exhibit B to the Agreement are hereby amended by adding the following new Section 17:

“17.         Termination of Warrant.

Upon the mandatory conversion of the Note in accordance with Section 3(b) of the Note, this Warrant shall automatically be cancelled, without any requirement for any further action by the Company or the Holder, and be of no further legal force or effect and shall no longer be exercisable for any shares of Common Stock.”

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3.            Effect of Amendment. This Amendment shall amend and form a part of the Agreement, the Notes and the Warrants for all purposes and is expressly incorporated into the Agreement, the Notes and the Warrants, and the Company and each party hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any references to the Agreement, the Notes or the Warrants shall be deemed a reference to Agreement, the Notes or the Warrants as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto. To the extent that any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Agreement, the Notes or the Warrants, the terms and provisions of this Amendment shall control.

4.            Other Provisions. The following sections of the Agreement are hereby incorporated by reference into, and made applicable to, this Amendment as if set forth herein: Section 4.3 (Amendments and Waivers); Section 4.4 (Notices); Section 4.6 (Governing Law); Section 4.7 (Severability) and Section 4.8 (Binding Effect; Assignment).

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

MYND ANALYTICS, INC.

By:	/s/ Paul Buck
Name: Paul Buck
Title: Chief Financial Officer

RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s., a Czech joint stock corporation registered in the Commercial Register maintained by the Municipal Court of Prague under section B, file number 16313, identification number 24704415, with its registered office at Na Florenci 2116/15, Nové Město, 110 00 Praha 1, Czech Republic and acting in respect of its sub-fund (podfond) RSJ Gradus podfond, RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s. and its assigns

By:	/s/ Jan Vyhnalek
Name: Jan Vyhnalek
Title: Statutory Director

By:	/s/ John Pappajohn
Name: John Pappajohn
Title: Investor

THOMAS T AND ELIZABETH C. TIERNEY FAMILY TRUST

By:	/s/ Thomas Tierney
Name: Thomas Tierney
Title: Trustee

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DECLARATION OF TRUST OF ROBERT J. FOLLMAN AND CAROLE A. FOLLMAN, DATED AUGUST 14, 1979

By:	/s/ Robert Follman
Name: Robert Follman
Title: Trustee

By:	/s/ Robin L. Smith
Name: Robin L. Smith M.D.
Title: Investor

By:	/s/ George & Jill Carpenter
Name: George & Jill Carpenter
Title: Investors

By:	/s/ Geoffrey Harris
Name: Geoffrey Harris
Title: Investor

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